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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BellSouth Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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The following email was distributed to officers of BellSouth today.


Date:    October 31, 2000




To:      BellSouth Officers

From:    Nancy Humphries

Re:      Tracking Stock

As you are aware, BellSouth is requesting approval from shareholders to issue a new series of stock, which will be used as a tracking stock for our Latin American businesses. Most proposals presented to our shareholders require a favorable vote of a majority of the shares voted to pass. In contrast, the tracking stock proposal must be approved by a majority of the outstanding shares. As a result, the tracking stock proposal will be approved when shareholders holding more than 50% of the shares vote for it. Alternatively, the proposal can be defeated if shareholders holding more than 50% of the shares either vote against it, abstain, or do not vote.

Our employees own approximately 10% of the outstanding shares of BellSouth. Over 80% of employees own BellSouth shares through the 401(k) plan or employee stock purchase plan. They are an important constituency for approval of the proposal, both in their capacity as shareholders and as advocates of the merits of the proposal to shareholders outside of the Company. All employee/shareholders should have received in the mail by now a shareholder package including a proxy statement, which describes the tracking stock proposal in great detail. As opportunities present themselves, please encourage the employees in your organization to read the proxy statement and vote their shares. All shareholders can vote their proxies until the polls are closed at the special meeting of shareholders on December 5th. They can vote by telephone, Internet or by mailing in the proxy card. Voting instructions were included in the package with their proxy statement.

The Board of Directors unanimously recommends that shareholders vote for the tracking stock proposal. The new class of stock is a critical element in BellSouth's strategy to expand our Latin American operations. Please vote your shares and encourage other employees to do the same.

Call Belinda Massafra at 404-249-2410 or myself at 404-249-3428 if you have any questions.

Thank you.